Exhibit 99.2


                                   WEC Company



                                November 17, 1998



Mr. Donald J. Douglass
Chief Executive Officer
Alamo Group Inc.
750 East Mulberry Street
Suite 401
San Antonio, Texas  78212

Dear Don:

                  As we have been discussing since Friday, WEC is concerned about the condition of Alamo's business. The third quarter and year-to-date results, preliminary revenue estimates for October and the revenue projections for November and December that Alamo provided to WEC over the last two weeks paint a bleak picture and are a far cry from the projections the Company gave to WEC last August or even as recently as early October.

                 In Alamo's letter of October 21, you acknowledged that the capital markets condition to WEC's obligation to close is not currently satisfied, but asserted that no events have taken place that could reasonably be expected to have a material adverse effect on the business, assets, financial condition, value or prospects or results of operations of Alamo. Alamo's compliance with this "no material adverse effect condition" will not, as a practical matter, become relevant unless the capital markets improve sufficiently to satisfy the capital markets condition before our merger agreement terminates on January 31, 1999. While there is no assurance that capital markets will sufficiently improve for the material adverse effect condition to become an issue between us, the numbers Alamo provided to WEC the last several days clearly demonstrate that the material adverse effect condition would also not be currently satisfied, if WEC were required to make that determination today. For example:

o Before WEC signed the merger agreement, Alamo projected its 1998 EBITDA (excluding Rhino International) would be $32 million (or more than $34 million after certain adjustments). Although Alamo has not provided WEC with updated EBITDA projections for the fourth quarter or the full year, we infer from the data provided to us that Alamo's EBITDA (excluding Rhino International) for the fourth quarter could be as low as $2 million, missing EBITDA projections for the fourth quarter given to WEC as recently as early October by 50% or more. For the full year, it now appears that EBITDA (excluding Rhino International) could be as low as $25 million, a shortfall of 21% from the projections given to us before signing the merger agreement and well below the projections given to us in early October.

o Backlog has also continued to fall sharply. At the end of September, backlog levels were 24% lower than last year and, at the end of October backlogs were 34% lower than last year.

                  WEC remains willing to wait to see if circumstances improve sufficiently to complete the merger, but, when our two companies signed the merger agreement, you asked for my commitment that, if "the deal ever took a left turn," I should come to you to work out a solution that would enable the deal to go forward on a mutually satisfactory basis. Based on that commitment, I said to you last Friday and I suggest again that it is time for you and me to sit down and discuss the impact of these events.

                                                     Very truly yours,

                                                     WEC Company


                                                     By:  /s/ Paul Wood
                                                         --------------------
                                                          Chairman


cc: Joe Armbrust, Brown & Wood LLP
    Paul Stefanick, Merrill Lynch